China Fire Announces Record Breakthrough Contract Win of $92 Million
– Huge Potential in Retrofitting Projects from Iron and Steel Industry –

BEIJING, February 8, 2010 -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced that the Company has signed a total solution contract worth approximately US$92 million with Wuhan Iron and Steel (Group) Corporation ("WISCO") for the Fire Protection Retrofitting Project (the “Retrofitting Project”).  According to the contract, China Fire will complete the overall retrofitting project of the fire protection facilities for WISCO’s 32 plants located in Qingshan, Hubei Province, by the end of 2011.

Comprehensive Retrofitting Project – First of its scale in China
WISCO’s Fire Protection Retrofitting Project is a pioneering endeavor that aims to comprehensively upgrade, without disrupting ongoing operations, 32 plants to become up to code with the latest Chinese fire safety standards detailed in the “Code of Design for Fire Protection and Prevention for Iron & Steel Metallurgy Enterprises.”

The project will comprehensively employ China Fire’s product and services portfolio, including recoverable rate-of-rise & fixed temperature linear heat detectors with protective metallic coating, explosion-proof multi-frequency infrared flame detectors, anti-false-spray water spray fire-extinguishing systems, and anti-false-spray water mist fire extinguishing systems.

Upon completion of the Retrofitting Project, the majority of WISCO’s Qingshan plants’ fire protection facilities will be fully compliant with China’s latest fire safety codes for the iron & steel industry.

Project Background
WISCO is one of the top three iron and steel companies in China and receives strong government support in accordance with the “Iron & Steel Revitalization Scheme.”  China Fire has been providing total solution fire safety systems to WISCO for 15 years.  During an incident in 1997, molten steel leaked in one WISCO’s plants, but CFSG’s fire extinguishing system successfully prevented the fire from spreading and averted significant potential damages.

Many of WISCO’s iron and steel plants were constructed decades ago and not equipped with code-compliant fire protection facilities, or are no longer adequate for the newer national standards and requirements.  Meanwhile, by consolidating the large project, WISCO is also able to integrate other resources, such as water, power and a control center, ultimately saving costs on the total solution system, and, more importantly, will enjoy the convenience and efficiency of a central monitoring and command system ensuring the overall effectiveness and reliability of the fire safety system.

A key component of WISCO’s 2010 work plan is to avoid any major fire accident occurring during the year. This Retrofitting Project addresses the main manufacturing-related plants, representing approximately 90% of their total plants, located in WISCO’s Qingshan group, which has a capacity of about 15 million tons per year.  According to WISCO, their total aggregate capacity in 2009 was approximately 30 million tons, which is expected to grow to 35 million tons in 2010.

China Fire will continue working with WISCO to secure further fire extinguishing retrofitting projects for the rest of WISCO’s plants in Qingshan as well as in other regions in the near future, which WISCO will also need to upgrade in order to bring the group as a whole up to code with new national standards and requirements.  This successful win from WISCO not only highlights China Fire’s competitive advantages but also strengthens its position for more retrofitting wins in the coming years.

China Fire’s Value Proposition
Given the unprecedented scale and complexity of the project, WISCO chose China Fire for its #1 brand, market leadership, technical expertise, proven scale and track record, and comprehensive patented product portfolio.  China Fire’s comprehensive network-based monitoring system will eventually provide WISCO with a single point of access that consolidates all fire-related information from each and every one of WISCO’s operations.  WISCO’s managers will be able to access key safety information and monitor operations from anywhere and at any time over the internet.  More importantly, the total solution approach provided by China Fire will not only ensure full compliance but also create significant cost savings for WISCO overall.

Retrofitting Market Potential
Driven by the new regulatory requirements and an emphasis from steel makers to allocate new CAPEX spending towards safety and environmental improvements, it is estimated that the retrofitting market from iron and steel groups in China could exceed $2 billion in the next 3-5 years, based on the size of WISCO’s retrofitting contract and WISCO’s relative capacity to China’s total annual iron and steel output.

On May 1, 2009, the Chinese government began to implement the newly revised "Fire Prevention Law of the People’s Republic of China," which expanded on its previous mandatory national standards of “Code of Design for Fire Protection and Prevention for Iron & Steel Metallurgy Enterprises” enacted on January 1, 2008.  The combination of these new regulations strictly encourages iron and steel groups to upgrade their fire safety facilities so as to effectively prevent fire hazards and ensure full safety throughout production.  However, a survey of the fire safety facilities in a number of large-scale iron and steel groups revealed that, as with WISCO, many facilities are not up to code with the latest fire safety standards and laws, leaving them dangerously vulnerable to fire hazards. With a total annual output of 300 million tons from the major Iron and Steel companies and strong support from the government, China’s massive iron and steel industry will likely accelerate retrofitting outdated fire safety systems in the near future.

In addition to the new regulatory drivers, the Chinese government is also encouraging overall technology upgrades in the iron and steel industry.  According to the Ministry of Industry and Information Technology, in 2009, the Chinese government invested approximately $8.5 billion in the technological transformation and upgrade of 47 projects of the iron and steel industry.

 “We're very delighted about our record contract win for WISCO’s Retrofitting Project, as this pioneering contract win highlights our excellent value proposition, unparalleled competitive advantages and the trust of our customer in the total solution approach we have provided them throughout the years.  With this large win, we have further increased the gap between us and our closest competitors in the Iron and Steel industry,” commented Mr. Gangjin Li, Chairman and Chief Executive Officer of China Fire.

“As the most important growth strategy, China Fire continues to grow organically by providing fire protection total solutions to high-end customers in industrial and special purpose infrastructures.  In the Iron and Steel industry, in addition to winning total solution contracts for the build out of new plants by our customers, we have been cultivating comprehensive retrofitting services and solutions for major customers.  The WISCO Retrofitting Project win proves that our retrofitting strategy has shown initial success.  We anticipate many more retrofitting opportunities in the near future and are very confident in our ability to capture the lion’s share of these new contracts.”

About WISCO
Established in 1955 and government-supported, WISCO is the first giant iron and steel group created since the founding of the People’s Republic of China and remains one of the backbones of China’s development. After the reform integrating WISCO with Echeng Iron & Steel Company and Liuzhou Iron & Steel Company, WISCO had an annual production capacity of 30 million tons in 2009, the second largest in China and seventh in the world (based on the crude steel output).  WISCO is composed of a group of twenty wholly-owned affiliate companies, seven shareholding companies and four branch companies.  They recently stepped up its pace of overseas acquisitions to help reach its capacity expansion plans of increasing output by 24% in 2010.   In recent years, WISCO has been awarded many national prizes and titles successively in technical innovation, quality control and corporate management.

About China Fire & Security Group, Inc.
China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiary, Sureland Industrial Fire Safety Limited ("Sureland"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 600 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com .

Cautionary Statement Regarding Forward Looking Information
This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

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     Email: ir@chinafiresecurity.com

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